Ameri-can Equipment Sales & Leasing, Inc.
                     3 Robert Speck Parkway, 9th Floor
                           Mississauga, Ontario
                             Canada L4Z 2G5
                   Tel: 905-276-6995  Fax: 905-277-1232


May 27, 1998

Feldhammer Fishman
5050 DeSorel, #110
Montreal, Quebec
H4P 1G5

Dear Mr. Fishman,

This letter is to advise that we wish to transfer the following assets to Ameri-can Railway Systems Incorporated (ARS) for consideration of 50,000 shares of ARS's Common Stock at a par value of $000.1. The company agrees to transfer all outstanding proposals, purchase orders and other agreements, relationships and goodwill. The Company also agrees to enter into a non-compete agreement.

We thank you in advance for all of your help in this matter. If you require any additional information please feel free to contact me.

Sincerely yours,

/s/ Sydney Harland

Sydney Harland,
President